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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 13th day of July, 2000, by and between RENAL CARE GROUP, INC., a Delaware corporation (the "Company"), and RAYMOND HAKIM, M.D., Ph.D. (hereinafter "Employee").

                                   WITNESSETH:

         WHEREAS, Employee is currently Executive Vice President and Chief Medical Officer of the Company, employed under an Employment Agreement dated as of January 15, 1998 (the "Prior Agreement"); and

         WHEREAS, the Company desires to continue to retain the services of Employee following the scheduled expiration of the Prior Agreement and

         WHEREAS, Employee is willing to remain employed by the Company on the terms and conditions contained herein; and

         NOW, THEREFORE, in consideration of the compensation payable to Employee by the Company pursuant to this Agreement, and the mutual promises, covenants, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

         1.       Employment.

                  The Company employs Employee and Employee accepts employment with the Company under the terms of this Agreement effective as of July 1, 2000 (the "Effective Date"). The parties hereby agree that the Prior Agreement is hereby terminated by mutual consent effective as of the Effective Date. The parties further agree that this Agreement shall govern the employment relationship between the Company and Employee from and after the Effective Date and shall supersede the Prior Agreement in all respects from and after the Effective Date.

         2.       Term.

                  The term of this Agreement shall begin on the Effective Date and shall continue for an initial term of three years, ending on June 30, 2003 (the "Initial Period"), subject to earlier termination by Employee or the Company as hereinafter provided. Unless one party gives the other notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Period or an additional term, this Agreement shall renew for additional terms of twelve (12) months each, subject to earlier termination as hereinafter provided, on the same terms and conditions (subject to mutually agreeable modifications, if any).

         3.       Compensation and Benefits.

                  (a) Base Compensation: The Company shall pay Employee a base salary at an annual rate of (i) Three Hundred Thirty Thousand Dollars ($330,000) from the Effective Date through March 31, 2001 (the "Base Compensation"). Such Base Compensation may be adjusted as provided herein. The Base Compensation is payable according to the pay periods of the Company as may be in effect from time to time. Such payments shall be prorated for periods less than a full pay period. The Base Compensation shall be subject to withholding for federal,


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state and local payroll and all other taxes or withholdings applicable to
Employee. Any increases of the Base Compensation shall be at the discretion of the Company, provided that any decreases to the then current Base Compensation shall require the consent of Employee. The Base Compensation and target percentage for the Annual Bonus (as defined below) will be reviewed annually by the Compensation Committee of the Company.

                  (b) Benefits: During the term of this Agreement, Employee shall also be entitled to participate in the insurance and other fringe benefits made available generally to similar employees of the Company, as such benefits may be determined from time to time by the Company, provided that Employee shall have at least four (4) weeks of paid vacation time. In addition, during the term of this Agreement, the Company will provide term life insurance coverage of One Million Dollars ($1,000,000) on Employee's life with the death benefit to be payable to Employee's estate or as otherwise directed in writing by Employee.

                  (c) Bonuses: In addition to the Base Compensation, Employee will be entitled to an annual bonus, with a target amount equal to fifty percent (50%) of the Base Compensation for such year and a maximum amount of seventy-five percent (75%) of the Base Compensation for such year, payment of which will be based on the Company's and Employee's achievement of performance goals reasonably established by the Compensation Committee of the Company and, in the case of performance goals established specifically for Employee, agreed to by Employee (the "Annual Bonus"). The Company agrees that the Company-related performance goals for Employee shall be substantially similar to those established for other members of senior management.

                  (d) Expenses: The Company shall reimburse Employee for any and all expenses reasonably incurred by employee incident to the performance of the duties imposed upon Employee hereunder.

         4.       Duties, Extent of Services.

                  Employee shall continue to serve as Executive Vice President and Chief Medical Officer of the Company. As Executive Vice President and Chief Medical Officer, Employee shall perform such duties and responsibilities as are typically incident thereto and shall perform in a faithful and competent manner such additional duties as may be reasonably assigned from time to time by the Company. Throughout the term of this Agreement, Employee shall report to the Chief Executive Officer of the Company. Such duties shall be performed on a full-time basis for the Company at the Company's offices in Nashville, Tennessee. Employee may be required, from time to time, to perform his duties temporarily hereunder at such other place or places as the Company shall reasonably require, provided that such period does not exceed thirty (30) consecutive days without Employee's consent and that during any such period Employee is able to return to Nashville, Tennessee at the Company's expense for weekends.

                  Employee shall devote all of Employee's business time, attention, knowledge, and skill solely to the business and interest of the Company, and the Company shall be entitled to all the benefits, profits, and other issues arising from, or incident to, all work, services, and advice of Employee.

         5.       Termination.

                  This Agreement may be terminated by the parties in the manners specified below:

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                  (a)      Termination without Cause. Either the Company or
Employee may terminate Employee's employment under this Agreement at any time for any reason or no reason upon thirty (30) days' prior written notice to the other party.

                  (b) Termination for Cause. The Company may terminate this Agreement on written notice at any time for "Cause". For purposes of this Agreement, "Cause" shall mean: (i) Employee is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, in which event the Company may terminate this Agreement immediately, (ii) the misconduct or gross negligence by Employee in connection with the performance of Employee's duties hereunder, (iii) the engaging by Employee in any fraudulent, disloyal or unprofessional conduct which results in an injury to the Company, its affiliates or any of its or their centers, monetarily or otherwise, (iv) Employee breaches any provision of Section 6 of this Agreement, or (v) the material failure by Employee otherwise substantially to perform his duties with the Company (other than any such failure resulting from the disability of Employee under Section 5(d)(i)) or the breach of any provision of this Agreement other than Section 6. If the Company terminates this Agreement for Cause pursuant to the provisions of
(ii), (iii), (iv) or (v) of this subsection (b), then the Company shall give Employee written notice prior to such termination detailing the specific acts, actions, failures, or events upon which the forecast termination is based. Employee shall have fifteen (15) days after such written notice to cease such actions or otherwise correct any such failure or breach. If Employee does not cease such action or otherwise correct such failure or breach within such fifteen (15)-day time period, or having once received such written notice and ceased such actions or corrected such failure or breach, Employee at any time thereafter again so acts, fails or breaches, the Company may terminate this Agreement immediately.

                  (c) Termination for Good Reason. Employee may terminate this Agreement on written notice at any time for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean: (i) without the express written consent of Employee, a material diminution of his position, duties, responsibilities and status with the Company as in effect as of the Effective Date, a change in Employee's reporting responsibilities, a material reduction of Employee's titles or offices as in effect on the date of this Agreement, or the removal of Employee from, or failure to re-elect Employee to, any position referred to in Section 4 of this Agreement, except in connection with promotions to higher office or except in connection with the termination of this Agreement for Cause; (ii) any reduction of the Base Compensation; (iii) the requirement that Employee relocate outside of the Nashville, Tennessee metropolitan area;
(iv) the material breach by the Company of any material provision of this Agreement, which breach continues uncorrected and uncured for fifteen (15) days after Employee gives notice of such breach to the Company; or (v) the termination of this Agreement by written notice from Employee to the Company during the thirty (30) day period immediately following the first anniversary of a Change in Control (as defined below).

                  (d) Involuntary Termination. The employment of Employee hereunder shall be automatically terminated by the death or disability of Employee as outlined below.

                           (i)      Disability.  The Company may terminate this
Agreement at the time Employee shall have been Disabled for a continuous period of six (6) months during any continuous twelve (12) month period. For purposes of this Paragraph 5(d)(i), the term "Disabled" shall mean Employee's inability to perform the essential functions of his duties, with or without reasonable accommodation. During Employee's six month period of Disability, the


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Company agrees to continue to pay Employee's Base Compensation (less regular withholdings for payroll or other taxes and other required or proper items, and less proceeds from all disability insurance policies or plans provided or made available by the Company). In the event of a termination of Employee on account of Disability, the Company shall be obligated to pay Employee's Base Compensation for a period of six (6) months following the effective date of termination (less regular withholdings for payroll or other taxes and other required or proper times, and less proceeds from all disability insurance policies or plans provided or made available by the Company). In addition, any provisions in the relevant stock option agreements notwithstanding, all outstanding stock options granted to Employee by the Company shall vest immediately upon termination pursuant to this Section 5(d)(i).

                           (ii)     Death. In the event Employee shall die
during the term of this Agreement, this Agreement shall terminate and Employee's estate shall receive the remainder of the Base Compensation set forth in Section 3(a) hereof accrued to the last day of the month in which death occurs. In addition, any provisions in the relevant stock option agreements notwithstanding, all outstanding stock options granted to Employee by the Company shall vest immediately upon termination pursuant to this Section 5(d)(i).

                  (e)      Post-Termination Compensation. Except as provided in
Section 5(d) above, upon termination of this Agreement, the Company shall be relieved of all of its obligations hereunder notwithstanding any period of time remaining under the initial or any renewal term, subject to the following:

                           (i)      Termination without Cause or with Good
Reason. If the Company terminates Employee's employment hereunder without Cause under Section 5(a) above or if Employee terminates Employee's employment hereunder with Good Reason under Section 5(c) above or if this Agreement expires as a result of the Company's giving notice of non-renewal as contemplated by
Section 2 above, then Employee shall, after the effective date of such termination, as Employee's sole and exclusive remedy, receive an amount equal to
(i) the Base Compensation (as then in effect) plus (ii) any unpaid bonus payable for the most recently completed calendar year plus (iii) a portion of Employee's Annual Bonus for the then-current calendar year equal to the target percentage of Base Compensation (as then in effect) multiplied by a fraction, the numerator of which is the number of months (or portions thereof) that have elapsed in the then-current calendar year and the denominator of which is twelve (12). If the Employee's employment is terminated by the Company without Cause or by Employee for good reason or if this Agreement expires as a result of the Company's giving notice of non-renewal, Employee shall be under no duty to seek or accept other employment; but if he shall do so, any compensation he shall receive therefrom shall not diminish the Company's obligation to make payments required to the Employee hereunder.

                           (ii)     Termination  without Good Reason. In the
event that Employee terminates his or her employment under Section 5(a) above, the Company's obligation to pay Employee's Base Compensation shall terminate as of the date of termination.

                           (iii)    Termination for Cause. In the event that the
Company terminates Employee's employment hereunder with Cause under Section 5(b) above, then Employee shall, after the effective date of such termination, receive the Base Compensation (as then in effect) for a period of one (1) month after the termination date.

                           (iv)     Termination following Change in Control.
If, within twelve (12) months following a Change in Control, either (A) the Company terminates the employment


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of Employee hereunder without Cause under Section 5(a) above or (B) Employee terminates his employment for Good Reason under Section 5(c) above (except for a termination under clause (v) of Section 5(c)), then, in lieu of any other compensation that may be specified herein, the Company shall pay Employee an amount equal to (i) the Base Compensation (as then in effect) plus an amount of Annual Bonus equal to the target percentage of Base Compensation (as then in effect) multiplied by (ii) three (3). If Employee terminates his employment for Good Reason under clause (v) of Section 5(c) above, then, in lieu of any other compensation that may be specified herein, the Company shall pay Employee an amount equal to (x) the Base Compensation (as then in effect) plus an amount of Annual Bonus equal to the target percentage of Base Compensation (as then in effect) multiplied by (y) two (2). The Company will make any payment due under this clause (iv) in a single lump-sum payment not later than thirty (30) days after termination. In the event any payment obligation under this Section 5(e) arises, no compensation received from other employment (or otherwise) shall reduce the Company's obligation to make the payment(s) described in this paragraph.

                  (f) Change in Control. "Change in Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a Change in Control shall also be deemed to have occurred at such time as:

                           (i)      Any "person" within the meaning of Section
14(d) of the Exchange Act, other than the Company; a subsidiary, or any employee benefit plan(s) sponsored by the Company or any Subsidiary, is or has become the "beneficial owner," as defined in rule l3d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or

                           (ii)     Individuals who constitute the Board
immediately prior to any meeting of stockholders (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (iii)    Upon approval by the Company's stockholders
of a reorganization, merger, share exchange or consolidation, other than a reorganization, merger, share exchange or consolidation with respect to which those persons who were the beneficial owners, immediately prior to such reorganization, merger, share exchange or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

                           (iv)     Upon approval by the Company's stockholders
of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.


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         6.       Nondisclosure, Confidentiality; Competition.

                  (a) Subject to Section 6(f) below, Employee agrees that, during the term of this Agreement and of Employee's employment by the Company, and for a period twelve (12) months after the termination of Employee's employment with the Company, Employee will not in any manner, directly or indirectly, by himself or in conjunction with any other person, (i) conduct any of the activities or perform any of the responsibilities or duties that Employee provided the Company during his employment by the Company for any business entity that is competitive with the business of the Company or its affiliates or
(ii) establish or own any financial, beneficial or other interest in (other than an interest consisting of less than one percent (1%) of a class of publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice, to any entity that is then conducting activities that are competitive with those of the business of the Company or its affiliates, in either case within a geographic territory defined as the greater of (I) a seventy-five (75) mile radius of any renal dialysis center, unit or facility owned or operated by the Company or an affiliate of the Company (an "RCG Center"), or (II) the geographic area, as narrowly construed as is practicable, from which the Company received patients at each of the RCG Centers. For purposes of this Section, the "business of the Company or its affiliates" shall mean owning or operating a renal dialysis center, unit or facility. Notwithstanding any provision of this Section 6(a) to the contrary, nothing in this Section 6(a) shall be deemed to prevent Employee from providing services to any dialysis operation owned or operated by an academic medical center or an affiliate of an academic medical center, including, without limitation, Vanderbilt Medical Center or Vanderbilt University or any of their affiliates, (whether as an employee or independent contractor of any such party or otherwise); provided that such academic medical center or affiliate does not operate dialysis facilities outside of its principal service or catchment area.

                  (b) Subject to Section 6(f) below, Employee further agrees that, for a period of three (3) years after the termination of Employee's employment with the Company, Employee will keep confidential and not directly divulge, or allow through a lack of reasonable care to be divulged to anyone, or use or otherwise appropriate for Employee's own benefit or for the benefit of others, any knowledge or information of a confidential nature with respect to the Company's and its affiliates' current business, the Company itself, or any of its affiliates, including all trade secrets, pricing information, marketing information or technical information (hereinafter referred to as the "Confidential Data"), except for (i) a disclosure that is required by law; or
(ii) information that has been made generally available to the public by the act of one who has the right to disclose such information; or (iii) information that has become part of the public domain through no fault of the Employee; and (iv) was known to the Employee prior to June 1995. Employee hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of confidential information, and the enforcement by the Company of its rights and remedies pursuant hereto shall not be construed as a waiver of any other rights or available remedies which the Company may possess in law or equity. Employee acknowledges that the Company has taken reasonable and appropriate steps to ensure the confidentiality and non-disclosure of all such Confidential Data. For purposes of this Section the Company's and its affiliates' "current business" shall mean owning or operating a renal dialysis center, unit or facility.

                  (c) Subject to Section 6(f) below, Employee further agrees that, for a period of three (3) years after the termination of Employee's employment with the Company, Employee will not, for his own benefit or the benefit of others, solicit any person or entity that has or has


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had, or disrupt or attempt to disrupt, any relationship, contractual or otherwise, with the Company or an affiliate of the Company (including any patient, payor, physician, provider, managed care organization or supplier) at any time during Employee's employment with the Company, for the purpose of assisting, or creating such a relationship for, any business entity that is competitive with the Company or an affiliate of the Company. For purposes of this Section, a business entity is competitive with the Company or an affiliate of the Company if it provides or offers any renal dialysis service that is provided by the Company or an affiliate of the Company.

                  (d) Subject to Section 6(f) below, Employee further agrees that, for a period of three (3) years after the termination of Employee's employment with the Company, Employee shall not induce, nor attempt to induce, any employee of the Company, or any of its affiliates, to terminate such employee's association with the Company or any of its affiliates.

                  (e) These post-employment covenants are considered by the parties hereto to be fair, reasonable and integral for the protection of the Company. The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to the Company and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

                  (f) The Company agrees that the forgoing covenants in paragraphs 6(a) through (d) shall be null and void as to any period following termination of Employee's employment if such termination occurs within thirteen
(13) months following a Change in Control through either (A) a termination by the Company without Cause under Section 5(a) above or (B) a resignation by Employee for any reason.

                  (g) Employee agrees to indemnify and hold harmless the Company from and against any and all claims, causes of action, damages and/or any other losses suffered or incurred by the Company as a result of any breach or purported breach by Employee of any agreement applicable to Employee which existed prior to the time of the entering into of this Agreement. Such obligations of Employee to indemnify and hold the Company harmless shall include any and all costs of defense of any such claim or threatened claim, including reasonable attorneys' fees.

         7.       Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


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                  (b)      Subject to the provisions of Section 7(c), all
determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 7, shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. It is possible (due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder) that Gross-Up Payments will not have been made by the Company which it is ultimately determined should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. Consequently, in the event that the Company exhausts its remedies pursuant to Section 7(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

                  (c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                           (i)      Give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii)     Take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii)    Cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv)     Permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall


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indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         8.       Severability.

                  The parties hereto hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or any statutory or common law, and that if any paragraph, sentence, clause or combination of the same of this Agreement shall be in violation of the laws of any state where applicable, such paragraph, sentence, clause or the combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder thereof shall remain binding on the parties hereto. It is the intention of the parties to make the covenants of this Agreement binding only to the extent that they may be lawfully done under existing applicable laws. In the event that any part of any term or covenant of this Agreement is determined by a court of law or equity to be overly broad or otherwise unenforceable, the parties hereto agree that such court shall be empowered to substitute, and it is the intent of the parties hereto that such court substitute, a reasonably judicially enforceable term or limitation in the place of such unenforceable term or covenant, and that as so modified this Agreement shall be fully enforceable.


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         9.       Entire Agreement; Modification.

                  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior understandings or agreements, and any changes or additions hereto must be in writing and signed by both parties. If there is any conflict between the terms of this Agreement and any stock option agreement or other agreement between Employee and the Company (including any agreement entered into after the date of this Agreement), then this Agreement shall control unless there is specific reference to superseding this Agreement in such other agreement.

         10.      Assignment.

                  (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a) hereof, are personal to Employee and shall not be assignable.

                  (b) This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company's obligations under this Agreement; provided, further, that if the Company shall merge or effect a consolidation or share exchange with or into, or sell or otherwise transfer substantially all its assets to, another business entity, the Company may assign its rights hereunder to that business entity without the consent of the Employee provided that it causes such business entity to assume the Company's obligations under this Agreement and provided, further, that the provisions of Section 5 remain in full force and effect following such assignment.

         11.      Notice.

                  The references to the notice periods of certain "days" contained in this Agreement shall mean calendar days. Any notice provided for in this Agreement shall be delivered to Employee at the most recent address of Employee listed in the Company's then current employment records. Notice to the Company shall be delivered to the following address: c/o Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203, Attention: Chief Executive Officer.

         12.      Waiver.

                  The waiver by any party to this Agreement of a breach of any of the provisions contained herein shall not operate or be construed as a waiver of any subsequent breach.

         13.      Disputes and Governing Law.

                  The Company and Employee agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated above in Section 11. The parties shall thereafter attempt in good faith to resolve their difference within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such 30-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the Commercial Arbitration Rules for

Expedited Procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

                  The parties agree that in the event arbitration is necessary, the laws of the State of Tennessee and any applicable federal law shall apply. The place of the arbitration shall be Nashville, Tennessee.

                  The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Tennessee.

                  In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to all reasonable attorneys' fees incurred in connection with such dispute. The Company agrees, to the maximum extent permitted by law and the Bylaws and Certificate of Incorporation of the Company, to defend and indemnify the Employee against and to hold the Employee harmless from any and all claims, suits, losses, liabilities, and expenses (including disputes arising under this Agreement and including reasonable attorneys' fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against the Employee for actions taken or omitted to be taken by the Employee in good faith and within the scope of his responsibilities as an officer or employee of the Company. If requested by the Employee, the Company shall advance to the Employee, promptly following the Company's receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Company's Bylaws and Certificate of Incorporation.




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                                      -11-

                  IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

                                 COMPANY:
                                 RENAL CARE GROUP, INC.


                                 By: /s/ SAM A. BROOKS
                                    ------------------------------------------
                                    Sam A. Brooks, Jr.
                                    Chairman of the Board, President and Chief
                                    Executive Officer


                                 EMPLOYEE:


                                  /s/ RAYMOND HAKIM, M.D., PH.D.        (Seal)
                                 ---------------------------------------
                                 RAYMOND HAKIM, M.D., Ph.D.




                                      -12-